Exhibit (a)(1)(G)

For Further Information:

David A. Crittenden

Chief Financial Officer

dcrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Announces Second Quarter 2015 Earnings Release and Conference Call Dates and Provides Outlook

Warren, MI – June 29, 2015 — Universal Truckload Services, Inc. (NASDAQ: UACL), announced today the planned release of second quarter 2015 financial results after the market closes on Thursday, July 23, 2015.

Based on information available as of June 29, 2015, we expect to report earnings per diluted share in the range of $0.42 to $0.45 for the second quarter of 2015, compared to $0.45 per share in second quarter 2014, based on total operating revenues anticipated to range from $293.0 million to $300.0 million. Earnings before interest, taxes and depreciation, or “EBITDA,” should exceed $30.7 million in second quarter 2015 compared to $32.4 million in second quarter 2014. We expect income from operations in the range of $22.0 million to $25.0 million, which compares to $24.4 million in the second quarter of 2014.

Our estimated second quarter financial performance reflects a more stable demand and pricing environment for our truckload transportation services compared to reported first quarter 2015 results, with nascent increases in our wind energy business emerging in June. Revenues from logistics operations are meeting expectations, based on those operations that continue from one year earlier. Solid demand for intermodal services continued through the second quarter due to improved demand, a firm pricing environment and availability of capacity shifted from other operations.

Quarterly Earnings Conference Call Dial-in Details

We invite investors and analysts to our quarterly earnings conference call:

Time:	10:00 AM EDT
Date:	Friday, July 24, 2015
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	74274014

During the call, Jeff Rogers, CEO, and David Crittenden, CFO, will discuss Universal’s second quarter 2015 financial performance, the demand outlook in our key markets, trends impacting our business, and the outcome of our modified “Dutch auction” tender offer that expires at 12:00 Midnight, Eastern Time, on July 8, 2015.

A replay of the conference call will be available beginning two hours after the call through August 21, 2015, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 74274014. The call will also be available on investors.goutsi.com.

About Universal

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Certain Information Regarding the Tender Offer

The information in this press release describing Universal Truckload Services, Inc.’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Universal Truckload Services, Inc.’s common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that Universal Truckload Services, Inc. has distributed to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Shareholders of Universal Truckload Services, Inc. may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Universal Truckload Services, Inc. has filed with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from Georgeson Inc., the information agent for the tender offer, toll free at (866) 431-2110. Shareholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call Georgeson Inc., the information agent for the tender offer, toll free at (866) 431-2110.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.